                                  Exhibit 99.1

Richard Dressler
Vice President Finance, Chief Financial Officer, and Treasurer
Voice: 860-347-8506
inquire@zygo.com

                                                           For Immediate Release

                ZYGO ANNOUNCES FISCAL 2003 THIRD QUARTER RESULTS

MIDDLEFIELD, CONNECTICUT (APRIL 30, 2003)......Zygo Corporation (NASDAQ: ZIGO)

Net sales of $29.0 million for the third quarter of fiscal 2003 increased by $8.8 million, or 44%, from the comparable prior year period's $20.2 million. Net sales included $6.6 million from a development services agreement representing 75% of the $8.8 million increase in sales. Net sales of $75.7 million for the first nine months of fiscal 2003 increased by $17.9 million, or 31%, from the comparable prior year period's $57.8 million. Net sales included $13.7 million from a development services agreement representing 77% of the $17.9 million increase in sales. There were no comparable sales from the development services agreement in the prior year periods. The development services agreement is expected to continue through June 2004. Revenue under this agreement can vary significantly from quarter to quarter.

For the third quarter of fiscal 2003, net sales in the semiconductor segment were $17.8 million, or 61% of total net sales, as compared to $8.6 million, or 43%, in the prior year period and net sales in the industrial segment were $11.2 million, or 39% of total net sales, as compared to $11.6 million, or 57%, in the prior year period. The increase in net sales in the semiconductor segment was primarily due to $6.6 million of sales from the development services agreement.

For the first nine months of fiscal 2003, net sales in the semiconductor segment were $44.1 million, or 58% of total net sales, as compared to $27.1 million, or 47%, in the prior year period and net sales in the industrial segment were $31.6 million, or 42% of total net sales, as compared to $30.7 million, or 53%, in the prior year period. The increase in net sales in the semiconductor segment was primarily due to $13.7 million of sales from the development services agreement.

The Company recorded net earnings of $0.5 million for the third quarter of fiscal 2003 as compared to a net loss of $3.7 million for the third quarter of fiscal 2002. On a diluted per share basis, the net earnings were $0.03 per share for the third quarter of fiscal 2003 as compared to a net loss of $0.21 per share for the third quarter of fiscal 2002. The net earnings for the third quarter of fiscal 2003 and fiscal 2002 include the loss from discontinued operations of our TeraOptix unit of $0.3 million and $1.8 million, respectively. The income from continuing operations for the third quarter of fiscal 2003 was $0.8 million, or $0.04 per share, as compared


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

to a net loss of $1.9 million, or $0.11 per share, for the third quarter of fiscal 2002. The Company recorded a net loss of $11.2 million for the first nine months of fiscal 2003 as compared to a net loss of $9.1 million for the first nine months of fiscal 2002. On a diluted per share basis, the net loss was $0.64 per share for the first nine months of fiscal 2003 as compared to a net loss of $0.52 per share for the first nine months of fiscal 2002. The net loss for the first nine months of fiscal 2003 includes losses related to the operations of our discontinued TeraOptix unit ($2.5 million) and charges related to the disposal of our discontinued TeraOptix unit ($9.1 million). The net loss for the first nine months of fiscal 2002 includes the loss related to the operations of our discontinued TeraOptix unit of $4.6 million. The income from continuing operations for the first nine months of fiscal 2003 was $0.3 million, or $0.02 per share, as compared to a net loss of $4.6 million, or $0.26 per share, for the first nine months of fiscal 2002.

As previously announced, the Company discontinued its telecommunications-focused TeraOptix business unit and is disposing of its equipment and facility located in Westborough, Massachusetts. Accordingly, the results of TeraOptix have been presented as a separate line item on the income statement as discontinued operations, net of tax, for all periods presented. In addition, the loss on disposal of the business, net of tax, has been recorded as a line item for the fiscal 2003 periods presented. All continuing operations line items presented exclude TeraOptix results.

Gross profit for the third quarter of fiscal 2003 totaled $9.5 million, an increase of $2.5 million, or 36%, from $7.0 million in the third quarter of fiscal 2002. Gross profit as a percentage of sales for the third quarters of fiscal 2003 and fiscal 2002 were 33% and 35%, respectively. Gross profit for the first nine months of fiscal 2003 totaled $25.9 million, an increase of $6.7 million, or 35%, from $19.2 million in the first nine months of fiscal 2002. Gross profit as a percentage of sales for the first nine months of fiscal 2003 and fiscal 2002 was 34% and 33%, respectively. Gross profit included $1.3 million and $2.8 million for the third quarter and first nine months of fiscal 2003, respectively, from a development services agreement.

Research, development, and engineering expenses ("R&D") for the third quarter of fiscal 2003 totaled $2.5 million, a decrease of $2.0 million, or 44%, from $4.5 million in the comparable prior year period. R&D for the first nine months of fiscal 2003 totaled $8.7 million, a decrease of $5.6 million, or 39%, from $14.3 million in the comparable prior year period. The decreases were primarily related to the completion of several large research and development projects in the semiconductor segment in the prior year and the transfer of engineering resources to revenue producing projects in the current fiscal year.

Backlog at March 28, 2003 totaled $41.4 million, a decrease of $5.4 million, or 12%, from $46.8 million at December 27, 2002. Backlog at March 28, 2003, decreased $3.1 million, or 7%, from $44.5 million at March 31, 2002. Orders for the third quarter of fiscal 2003 totaled $23.6 million. Orders by segment for the third quarter of fiscal 2003 consisted of $15.5 million, or 66%, in the semiconductor segment and $8.1 million, or 34%, in the industrial segment.

The Company maintained cash, cash equivalents, restricted cash, and marketable securities at March 28, 2003 totaling $46.4 million, an increase of $7.9 million from June 30, 2002. The increase was primarily due to progress payments received from customers and reductions in inventory, and accounts receivable.


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

Management's View

Despite the very difficult economic climate, we have achieved two sequential quarters of positive results. These results were consistent with our expectations and reflect the continuing downturn in the semiconductor market.

On April 1, we announced the formation of Zygo Applied Optics (ZAO). As a "system design and prototype" organization, ZAO serves as a point of entry into ZYGO for customers with wide-ranging specialized needs. These needs range from large plano and spherical optics and mounts for earth- and space-based telescopes to fully assembled electro-optic instruments. This action supports our continuous efforts to invest in strategies that we anticipate will produce shareholder value as the markets recover.

We are pleased with our progress, but are cognizant of the difficulties that continue to plague the markets.

ZYGO's teleconference to discuss the results of the third quarter ended March 28, 2003 will be held at 6 PM Eastern Standard Time on April 30, 2003 and can be accessed by dialing 800-633-8516. This call is web cast live on ZYGO's web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Zygo Corporation (NASDAQ: ZIGO), headquartered in Middlefield, Connecticut, is a worldwide developer and supplier of high precision optics, optical assemblies, high performance metrology instruments, and automation for the semiconductor and industrial markets. See ZYGO's web site at www.zygo.com for additional information.

All statements other than statements of historical fact included in this news release regarding the Company's financial position, business strategy, plans and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations and changes in expected costs of discontinued operations. Further information on potential factors that could affect Zygo Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended June 30, 2002.


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

                        Zygo Corporation and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)

(Thousands, except per share amounts)                 Three Months Ended    Nine Months Ended
                                                     -------------------   -------------------
                                                     Mar. 28,   Mar. 31,   Mar. 28,   Mar. 31,
                                                       2003     2002 (1)     2003     2002 (1)
                                                     --------   --------   --------   --------
Net sales                                             $29,010    $20,185   $ 75,729   $ 57,757
Cost of goods sold                                     19,508     13,162     49,866     38,537
                                                      -------    -------   --------   --------
   Gross profit                                         9,502      7,023     25,863     19,220

Selling, general, and administrative expenses           5,716      6,022     16,470     17,380
Research, development, and engineering expenses         2,510      4,457      8,696     14,262
Amortization of intangibles                                --        185        104        555
Exit costs for Automation Systems Group                    --         --         --      1,920
                                                      -------    -------   --------   --------
   Operating profit (loss)                              1,276     (3,641)       593    (14,897)

Gain on sale of Automation Systems Group                   --         --         --      6,117

Other income, net                                         112        355        437      1,018
                                                      -------    -------   --------   --------
   Earnings (loss) from continuing operations
      before income taxes and minority interest         1,388     (3,286)     1,030     (7,762)

Income tax (expense) benefit                             (515)     1,446       (384)     3,449
Minority interest                                          93         94        324        246
                                                      -------    -------   --------   --------
   Earnings (loss) from continuing operations             780     (1,934)       322     (4,559)
                                                      -------    -------   --------   --------

Discontinued TeraOptix operations, net of tax            (338)    (1,788)    (2,482)    (4,553)
Charges and related adjustments on the disposal of
   TeraOptix, net of tax                                   39         --     (9,079)        --
                                                      -------    -------   --------   --------
   Loss from discontinued operations                     (299)    (1,788)   (11,561)    (4,553)
                                                      -------    -------   --------   --------
Net earnings (loss)                                   $   481    $(3,722)  $(11,239)  $ (9,112)
                                                      =======    =======   ========   ========

Basic - Earnings (loss) per share:
   Continuing operations                              $  0.04    $ (0.11)  $   0.02   $  (0.26)
   Discontinued operations                              (0.01)     (0.10)     (0.66)     (0.26)
                                                      -------    -------   --------   --------
   Net earnings (loss)                                $  0.03    $ (0.21)  $  (0.64)  $  (0.52)
                                                      =======    =======   ========   ========
Diluted - Earnings (loss) per share:
   Continuing operations                              $  0.04    $ (0.11)  $   0.02   $  (0.26)
   Discontinued operations                              (0.01)     (0.10)     (0.66)     (0.26)
                                                      -------    -------   --------   --------
   Net earnings (loss)                                $  0.03    $ (0.21)  $  (0.64)  $  (0.52)
                                                      =======    =======   ========   ========

Weighted average number of shares:
   Basic                                               17,560     17,434     17,527     17,404
                                                      =======    =======   ========   ========
   Diluted                                             17,738     17,434     17,527     17,404
                                                      =======    =======   ========   ========

(1) The consolidated statements of operations for the periods ended March 31, 2002 have been reclassified to conform with the current period presentation of the discontinued operations and loss on disposal of TeraOptix.


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

                        Zygo Corporation and Subsidiaries
                      Condensed Consolidated Balance Sheets

                                                 Mar. 28, 2003
(Thousands of dollars)                            (Unaudited)    June 30, 2002
                                                 -------------   -------------
Assets
Current assets:
   Cash and cash equivalents                        $ 35,321        $ 28,513
   Restricted cash                                        --           1,225
   Marketable securities                              11,057           8,734
   Receivables                                        19,405          21,241
   Income tax receivable                               2,072              --
   Inventories                                        19,238          23,612
   Prepaid expenses                                      857           1,444
   Deferred income taxes                               4,579           4,899
   Assets from discontinued unit held for sale        11,919              --
                                                    --------        --------
      Total current assets                           104,448          89,668

Property, plant, and equipment, net                   26,053          55,045
Deferred income taxes                                 25,756          19,981
Intangible assets, net                                 5,010           4,507
                                                    --------        --------
Total assets                                        $161,267        $169,201
                                                    ========        ========

Liabilities and Stockholders' Equity
Current liabilities:
   Current portion of long-term debt                $ 11,583        $    837
   Accounts payable                                    6,922           5,020
   Accrued expenses and progress payments             11,145           8,951
   Income taxes payable                                   --             929
                                                    --------        --------
      Total current liabilities                       29,650          15,737

Long-term debt, excluding current portion                 --          11,374
Other long term liabilities                            1,026           1,115
Minority interest                                      1,026             970
Stockholders' equity                                 129,565         140,005
                                                    --------        --------
Total liabilities and stockholders' equity          $161,267        $169,201
                                                    ========        ========


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